CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to incorporation by reference in the registration statements (Nos. 33-63172 and 33-94514) on Form S-8 of Telescan, Inc. and subsidiary of our report dated February 5, 1999, relating to the consolidated balance sheets of Telescan, Inc. and subsidiary, as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Telescan, Inc. and subsidiary.


/s/ HEIN + ASSOCIATES LLP

HEIN + ASSOCIATES LLP
Certiified Public Accountants
Houston, Texas
March 31, 1999